SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 28, 2018

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2018, Craft Brew Alliance, Inc. (the "Company"), entered into revised employment agreements (the "Employment Agreements") with Andrew J. Thomas, our Chief Executive Officer, and Scott A. Mennen, our Chief Operating Officer. The Employment Agreements, which were approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), will terminate on December 31, 2021, and replace agreements scheduled to expire on June 30, 2019.
During the three-year term of the Employment Agreements, the executives will be entitled to salary, annual cash incentive compensation, health and other employee benefits, and stock-based awards as approved by the Committee under our executive compensation program. The general parameters of the current executive compensation program are described under the heading “Compensation Discussion and Analysis” in our proxy statement for the 2018 annual meeting of shareholders filed with the Securities and Exchange Commission on April 12, 2018.
The Employment Agreements provide for the payment of cash signing bonuses in January 2019, as follows: (a) Mr. Thomas, $75,000; and Mr. Mennen, $37,697. The Employment Agreements also provide for the payment of cash retention bonuses in three installments based on specified percentages of awards made under our Annual Cash Incentive Plan (the “STI Plan”), as follows:

•	On March 31, 2020, a cash payment equal to 20% of the total STI Plan award paid for services in 2019, but not less than 12% or more than 20% of his 2019 target award under the STI Plan.

•	On March 31, 2021, a cash payment equal to 30% of the total STI Plan award paid for services in 2020, but not less than 18% or more than 30% of his 2020 target award under the STI Plan.

•	On March 31, 2022, a cash payment equal to 50% of the total STI Plan award paid for services in 2021, but not less than 30% or more than 50% of his 2021 target award under the STI Plan.

Each retention bonus payment is conditioned on the executive’s remaining employed by the Company through the applicable payment date.

The Employment Agreements also provide for severance compensation following termination of employment (x) by the Company other than for “cause” or (y) by the executive for “good reason.” In the absence of a change in control of the Company, Messrs. Thomas and Mennen will each receive 12 monthly payments equal to his monthly base salary rate then in effect, plus a cash payment equal to the amount of health insurance premiums under COBRA for 12 months. These provisions are unchanged from the prior agreements. The executive would forfeit any unpaid severance payments if he becomes employed by a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the portion of the Company's business relating to alcoholic beverages. The payment of severance benefits is also conditioned on execution of a general release of claims against the Company.
If the executive’s employment is terminated after a change in control occurs, a single cash payment will be made within 45 days following termination in an amount equal to 24 months of base salary for Mr. Thomas and 18 months for Mr. Mennen, plus (x) an amount equal to the executive’s target award under the STI Plan for the year in which the termination occurs and (y) an amount equal to the sum of COBRA health insurance premiums for the number of months specified above.

The following definitions apply for purposes of the Agreements:

•
“Change in control” is defined as: (a) the acquisition by a person or group of more than 50% of our outstanding stock; (b) replacement of a majority of the directors during a 12-month period (unless endorsed by a majority of the existing directors); or (c) acquisition by a person or group of assets representing at least 75% of the total gross fair market value of our assets.

•
“Cause” means: (a) engaging in conduct which has substantially and adversely impaired our interests, or would be likely to do so if the employee were to remain employed by us; (b) engaging in fraud, dishonesty or self-dealing relating to, or arising out of, the employee’s employment; (c) violating any criminal law relating to the employee’s employment or to us; (d) engaging in conduct which constitutes a material violation of a significant Company policy or our Code of Conduct and Ethics; or (e) repeatedly refusing to obey lawful directions of the Board of Directors.

•
“Good reason” is defined as the occurrence of one or more of the following events without the employee’s consent: (a) a material reduction in base compensation; (b) a material reduction in authority, duties, or responsibilities as defined; (c) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the employee reports; or (d) a relocation of the employee’s principal office to a location that is more than 100 miles from Portland, Oregon.

Finally, the Agreements provide for acceleration of vesting of all unvested stock options and restricted stock units granted under one of the Company’s stock incentive plans and held by Messrs. Thomas and Mennen immediately prior to termination of employment following the occurrence of a change in control. The amount to be paid with respect to outstanding performance share awards will be determined by the Committee in its reasonable discretion based on the pro rata portion of the performance period that has elapsed and the extent to which progress towards the applicable performance goals has been achieved, but in no event will the amount that is treated as earned and vested be less than 33% of the target amount of each outstanding award. Performance share awards have been granted annually since 2011 and cover a three-year performance period.

As a condition to the Company’s execution of the Agreements, each of Messrs. Thomas and Mennen entered into an Employee Noncompetition and Nonsolicitation Agreement which will remain in effect until 12 months following termination of his employment for any reason, including after a change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: January 3, 2019	By:	/s/Edwin A. Smith
Edwin A. Smith
Corporate Controller and Principal Accounting Officer